EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Corporate Update

Provided positive update on its four TriTAC® clinical trials, including a confirmed partial response for HPN424 in the treatment of metastatic castration-resistant prostate cancer

Nominated first ProTriTAC™ candidate, HPN601 and presented promising preclinical data

Clinical data updates for all four clinical programs expected in 2021

Management to host webcast/conference call today, March 10, 2021, at 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., March 10, 2020 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a corporate update.

“This past year was transformative for Harpoon, culminating in the pipeline update we provided in December last year that detailed the strong progress we have made across all our clinical programs,” said Jerry McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “We are encouraged by what we have observed in our dose escalation trials including a confirmed partial response for HPN424, our most advanced program. With our successful follow-on equity offering in January 2021, we are in a strong financial position and we expect to generate and present data on all four of our clinical TriTAC programs throughout the course of 2021, including advancement of the portfolio into multiple dose expansion studies.”

Fourth Quarter 2020 Business Highlights and Other Recent Developments

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In January 2021, Harpoon announced that the the first patient had been dosed in a Phase 1/2 clinical trial for HPN328, the company’s fourth TriTAC in clinical development. HPN328 targets delta-like ligand 3 (DLL3) for the treatment of small cell lung cancer (SCLC) and other DLL3-expressing tumors.

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In January 2021, Harpoon completed a successful follow-on public offering of its common stock resulting in net proceeds of approximately $108.1 million, after deducting underwriting discounts and commissions and other offering costs.

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In December, Harpoon provided a corporate pipeline update and reported a confirmed partial response based on RECIST v1.1 criteria for its most advanced program, HPN424 for the treatment of metastatic castration-resistant prostate cancer (mCRPC). As of December 1, 2020, the the highest fixed dose cohort at 160ng/kg, demonstrated that one patient has achieved a confirmed partial response in the ongoing study. In addition, 3 of the 7 patients enrolled in this cohort, had serum PSA reductions, including one with a reduction of 50% (PSA50). Presentation of Phase 1 data and initiation of an expansion cohort is planned for the first half of 2021 with interim data from this expansion cohort anticipated by the end of 2021.

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In December, Harpoon also provided an update on dose escalation trials for HPN536 and HPN217. For the HPN536 Phase 1/2a clinical trial for the treatment of ovarian and pancreatic cancers and other mesothelin-expressing solid tumors, dosing has occurred across 9 fixed-dose cohorts of 6 to 280ng/kg and 1 step dose cohort up to 600ng/kg. Initiation of an expansion cohort is anticipated in the second half of 2021, with a presentation of Phase 1 clinical data expected by year-end 2021. Additionally, the Phase 1 dose escalation for HPN217 (a BCMA-targeting TriTAC) is progressing well, and as of December 1, 2020, 6 relapsed/refractory multiple myeloma patients had been treated in fixed dose cohorts ranging from 5 to 810µg, reflecting a more than 100-fold increase in dose in 8 months. A presentation of interim data is anticipated in 2021, and initiation of a dose expansion cohort is expected in the second half of 2021.

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In January 2021, Harpoon was granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for HPN217 for the treatment of multiple myeloma. HPN217 targets B-cell maturation antigen (BCMA).

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Harpoon nominated its first ProTriTAC product candidate, HPN601, which is currently in preclinical development and targets epithelial cell adhesion molecule (EpCAM), and is applicable to a wide array of solid tumors. ProTriTACs have the potential for additional tumor specificity and enhanced safety profiles due to limited interaction with their molecular targets in healthy tissue, which enables targeting tumor-associated antigens that may be more broadly expressed. Harpoon presented encouraging preclinical data for HPN601 at the 35th Society for Immunotherapy of Cancer (SITC) annual meeting on November 12, 2020.

Fourth Quarter and Full Year 2020 Financial Results

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Harpoon ended the fourth quarter of 2020 with $150.0 million in cash, cash equivalents, and marketable securities compared to $155.1 million as of December 31, 2019. The cash balance at the end of the year does not include the follow-on financing that closed on January 11, 2021 resulting in net proceeds of approximately $108.1 million.

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Revenue for the quarter ended December 31, 2020 was $7.5 million compared to $2.2 million for the quarter ended December 31, 2020. Revenue for the year ended December 31, 2020 was $17.4 million, compared to $5.8 million for the prior year. During both the three month and full year periods, the increase in revenue was primarily due to revenue recognized from the development and option agreement with AbbVie, signed in November 2019.

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Research and development (R&D) expense for the quarter ended December 31, 2020 was $15.1 million compared to $12.7 million for the quarter ended December 31, 2019. R&D expense for the year ended December 31, 2020 was $52.6 million, compared to $41.6 million for the prior year. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN424, HPN536, HPN217 and HPN328. These higher expenses were offset by a decrease in manufacturing costs due to a scale up of manufacturing activities in 2019 compared to 2020 to support our four TriTAC product candidates in various stages of development.

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General and administrative (G&A) expense for the quarter ended December 31, 2020 was $3.9 million compared to $4.3 million for the quarter ended December 31, 2019. General and administrative expenses for the year ended December 31, 2020 were $16.2 million, compared to $22.4 million for the prior year. The decrease was primarily attributable to lower legal fees associated with the Maverick litigation incurred in 2020, partially offset by an increase in personnel expenses related to an increase in headcount and other professional services to support our operations as a public company.

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Net loss for the quarter ended December 31, 2020 was $11.4 million compared to $14.3 million for the quarter ended December 31, 2019. Net loss for the year ended December 31, 2020 was $49.9 million, compared to $55.6 million for the prior year.

Anticipated 2021 Milestones

•	HPN424 – in the first half of 2021, present interim data from the dose escalation phase of our Phase 1/2a trial and initiate the dose expansion cohort
•	HPN536 – in the second half of 2021, initiate the dose expansion cohort of our Phase 1/2a trial and, by year end 2021, present interim Phase 1 data from the dose escalation phase of the trial
•	HPN217 – in the second half of 2021, initiate the dose expansion cohort of our Phase 1/2 trial, and, in 2021, present interim data from the dose escalation phase of the trial
•	HPN328 – in the second half of 2021, present interim data from the dose escalation phase of our Phase 1/2 trial

2021 Financial Guidance

For 2021, management estimates cash used in operating activities of approximately $85 to $95 million.

COVID-19 Business Update

In response to the ongoing COVID-19 pandemic, Harpoon has established testing and other protocols for personnel access to its headquarter offices and laboratory although the majority of the company’s employees continue to telecommute. Harpoon is currently continuing its clinical trials, and has not yet experienced any material delays or impacts as a result of the COVID-19 pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing activities and preclinical and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, assets, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

Conference Call and Webcast

Harpoon’s management will host a webcast and conference call at 4:30 p.m. ET / 1:30 p.m. PT today, March 10, 2021, to discuss the financial results for the fourth quarter and full year 2020 and provide a corporate update. The live call may be accessed by dialing 866-951-6894 for domestic callers and 409-216-0624 for international callers and entering the conference code: 4785099. A live webcast and archive of the call will be available online from the investor relations section of the company website at https://ir.harpoontx.com/events-and-presentations.

[NTD: deleted COVID paragraph as there is already a COVID paragraph above]

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s first ProTriTAC product candidate, HPN601, targets tumor antigen epithelial cell adhesion molecule (EpCAM), for the treatment of solid tumors and is currently in preclinical studies. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about Harpoon’s 2021 financial guidance, the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, the timing of development milestones for product candidates, and the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and results of current or unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Collaboration and license revenue	$7,492	$2,234	$17,444	$5,777
Total revenue	7,492	2,234	17,444	5,777
Operating expenses
Research and development	15,065	12,706	52,565	41,592
General and administrative	3,924	4,333	16,210	22,391
Total operating expenses	18,989	17,039	68,775	63,983
Loss from operations	(11,497)	(14,805)	(51,331)	(58,206)
Interest income	151	532	1,449	2,676
Other expense	(11)	4	(26)	(42)
Net loss	(11,357)	(14,269)	(49,908)	(55,572)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	(124)	(42)	(38)	41
Comprehensive loss	$(11,481)	$(14,311)	$(49,946)	$(55,531)
Net loss per shares, basic and diluted	$(0.45)	$(0.58)	$(1.99)	$(2.55)
Weighted-average shares used in computing net loss per share, basic and diluted	25,250,766	24,606,894	25,034,947	21,746,461

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	As of December 31,
	2020	2019
	(in thousands)
Cash, cash equivalents, and marketable securities	$149,976	$155,129
Total assets	$171,592	$176,604
Total liabilities	$117,753	$82,384
Total stockholders' equity	$53,839	$94,220

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